Exhibit 99.1

(1)              The shares of common stock, par value $0.01, of Presidio, Inc. (the “Issuer”) reported as beneficially owned are held of record by AP VIII Aegis Holdings, L.P. (“Aegis LP”).

AP VIII Aegis Holdings GP, LLC (“Aegis GP”) is the general partner of Aegis LP.  Apollo Investment Fund VIII, L.P. (“Apollo VIII”) is one of the members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP.  Apollo Management VIII, L.P. (“Management VIII”) serves as the non-member manager of Aegis GP and as the investment manager of Apollo VIII.  AIF VIII Management LLC (“AIF VIII LLC”) serves as the general partner of Management VIII.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VIII LLC and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are executive officers and the managers of Management Holdings GP.  Aegis LP, Aegis GP, Apollo VIII, Management VIII, AIF VIII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP are collectively hereinafter referred to as the “Reporting Persons.”

Each of the Reporting Persons, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the common stock of the Issuer included in this report, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of Aegis LP, Aegis GP, Management VIII, AIF VIII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of Apollo VIII is One Manhattanville Road, Suite 201, Purchase, New York 10577.